Exhibit 10.1
Summary of Material Terms of CSUs and PRSUs
     The following is a summary of additional material terms for the authorized cash-settled stock unit (“CSU”) and performance contingent restricted stock unit (“PRSU”) awards to the Corporation’s executive officers:
Cash-Settled Stock Units
•	Vesting and Payment Terms. One-twelfth (1/12th) of the total CSUs granted will vest and become payable on the 15th day of each calendar month during the 12-month period beginning in March 2011 and ending in February 2012.

•	Form of Settlement. CSUs will be settled in cash on the applicable payment date (based on the closing price of the Company’s common stock at the payment date).

•	Dividend Equivalents. CSUs will not receive dividend equivalents.
Performance Contingent Restricted Stock Units
•	Performance Vesting Condition. PRSUs shall be subject to the following performance vesting condition:
•	The applicable performance periods are the trailing four calendar quarters, beginning with the four calendar quarters ending December 31, 2011 and continuing for each calendar quarter thereafter through December 31, 2015.

•	The applicable performance metric is “Return on Assets” as defined under the Company’s Key Associate Stock Plan calculated for the applicable performance period.

•	The number of PRSUs that are earned for a performance period equals the total number of PRSUs times the percentage earned in accordance with the following table, rounded down to the next whole unit and reduced by the number of PRSUs earned for any prior performance period:

Return on Assets for the Performance Period	Percentage of PRSUs Earned
Less than 50 basis points	0%
50 basis points	33-1/3%
65 basis points	66-2/3%
80 basis points or higher	100%
The percentage earned for performance between 50 basis points and 65 basis points or between 65 basis points and 80 basis points in any performance period will be interpolated on a straight line basis. Any portion of the PRSU award not earned in any performance period will be carried forward on a rolling quarterly basis and any unearned PRSUs would expire at the end of five years.
•	Settlement Date. The settlement date for any portion of the PRSU award that satisfies the performance vesting condition during a calendar year (as certified by the Compensation and Benefits Committee of the Company’s Board of Directors) shall be March 1 of the following calendar year, however, the earliest settlement date for the portion of the PRSU award to be settled in shares will be March 1, 2014.

•	Form of Settlement. On the applicable settlement date, to the extent earned, the PRSU award shall be settled 40% in cash (based on fair market value of the Company’s common stock on the applicable March 1) and 60% in shares.

•	Dividend Equivalents. PRSUs will receive dividend equivalents as if the PRSUs were actual shares of stock, payable in cash, except that such dividend equivalents are not payable unless and until the time the award vests, and until such time will receive interest at the three-year constant maturity Treasury rate in effect on the date of grant.

•	Voting Rights. PRSUs will not have voting rights prior to settlement in shares, to the extent applicable.
          The description of the CSUs and PRSUs does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of CSU Award Agreement and Form of PRSU Agreement, which are attached as Exhibits 10.2 and 10.3 to this report.

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